UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 4, 2008

                                Greatbatch, Inc.
                                ----------------
             (Exact name of registrant as specified in its charter)

          Delaware                      1-16137                   16-1531026
          --------                      -------                   ----------
(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation)                                      Identification No.)

                   9645 Wehrle Drive, Clarence, New York 14031
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              (Address of principal executive offices and Zip Code)

       Registrant's telephone number, including area code: (716)-759-6901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
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     On January 7, 2008, Greatbatch, Inc. ("Greatbatch") completed its previously announced acquisition of P Medical Holding SA, a societe anonyme organized and existing under the laws of Switzerland ("Precimed"), pursuant to a Purchase Agreement (the "Agreement"), dated as of November 21, 2007, by and among Greatbatch, the shareholders of Precimed and Greatbatch Ltd. ("Purchaser"), an indirect wholly-owned subsidiary of Greatbatch. Precimed is a leading technology-driven supplier to the orthopedic industry.

     Pursuant to the terms of the Agreement, on January 7, 2008, Purchaser acquired all of the outstanding shares of Precimed in exchange for CHF 123,000,000 in cash, less the Indebtedness Adjustment as defined in the Agreement, and a Contingent Payment, as defined in the Agreement, which can range from CHF 0 to CHF 12,000,000 depending on Precimed's 2008 earnings performance. In connection with the transaction, approximately CHF 8,000,000 was placed in an escrow account to reimburse Purchaser for any indemnification claims as defined in the Agreement. The purchase price was funded with cash on hand and a borrowing under Purchaser's revolving credit agreement. In connection with the transaction, Purchaser acquired Precimed's rights and obligations under an agreement to acquire the operations of another company in the orthopedic industry, which acquisition is expected to close in early 2008. The foregoing descriptions of the Agreement does not purport to be complete, and is qualified in its entirety by reference to such agreement, which is filed herewith as
Exhibit 2.1 and is incorporated herein by reference.

     Greatbatch has determined that Precimed did not meet any of the conditions of a "significant subsidiary" as set forth in Rule 1-02(w) of Regulation S-X that would require the filing of certain financial statements and pro forma financial information with respect to Seller.

     A copy of the press release announcing the completion of the acquisition of Precimed is attached as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an
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          Off-Balance Sheet Arrangement of a Registrant.
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     As set forth in Item 2.01 above, in connection with the acquisition of
Precimed, on January 4, 2008 Purchaser borrowed approximately $102 million under its existing revolving line of credit. While outstanding, the borrowing will bear interest, at the Purchaser's option, based upon the current prime rate or the LIBOR rate plus a margin that varies with Purchaser's leverage ratio. If interest is paid based upon the prime rate, the applicable margin is between minus 1.25% and 0.00%. If interest is paid based upon the LIBOR rate, the applicable margin is between 1.00% and 2.00%. The foregoing description of Purchasers revolving line of credit is qualified by reference to the complete copy of the Credit Agreement filed as exhibit 10.1 to Greatbatch's Form 8-K filed with the Securities and Exchange Commission on May 25, 2007.

Item 8.01 Other Events
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     On January 7, 2008, Greatbatch issued a press release regarding the completion of the Precimed acquisition, a copy of which is attached hereto as
Exhibit 99.1.


Item 9.01 Financial Statements and Exhibits.
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     (a)  Financial statements of a business acquired.

     As set forth in Item 2.01 above, Greatbatch has determined that Precimed does not meet any of the conditions of a "significant subsidiary" for purposes of Rule 3-05(b)(2) of Regulation S-X. Accordingly, the filing of audited financial statements of Seller is not required by this item.

     (b)  Pro forma financial information.

     As set forth in Item 2.01 above, Greatbatch has determined that Precimed does not meet any of the conditions of a "significant subsidiary" for purposes of Rule 11-01(b)(1) of Regulation S-X. Accordingly, the filing of unaudited pro forma financial information reflecting the acquisition of Seller is not required by this item.

     (c)  Exhibits

     2.1 Purchase Agreement dated as of November 21, 2007 by and among Greatbatch, Inc., Greatbatch Ltd. and the shareholders of P Medical Holding S.A.

     99.1 Press Release dated January 7, 2008.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   GREATBATCH, INC.

     Date: January 7, 2008                         By: /s/ Thomas J. Mazza
                                                       -------------------------
                                                       Thomas J. Mazza
                                                       Senior Vice President and
                                                       Chief Financial Officer